Exhibit 10.3

UNITED STATES BANKRUPTCY COURT

MIDDLE DISTRICT OF FLORIDA

TAMPA DIVISION

In re:	Chapter 11

ACCENTIA BIOPHARMACEUTICALS, INC., et al.,	Case No. 8:08-bk-17795-KRM

(Jointly Administered)
Debtors.
/

ORDER CONFIRMING FIRST AMENDED JOINT PLAN OF REORGANIZATION

OF BIOVEST INTERNATIONAL, INC., BIOVAX, INC., AUTOVAXID, INC.,

BIOLENDER, LLC, AND BIOLENDER II, LLC UNDER CHAPTER 11

OF TITLE 11, UNITED STATES CODE DATED AS OF AUGUST 16, 2010,

AS MODIFIED, PURSUANT TO 11 U.S.C. § 1129

Biovest International, Inc. (“Biovest”) and its wholly-owned subsidiaries, Biovax, Inc., AutovaxID, Inc., Biolender, LLC, and Biolender II, LLC, as debtors and debtors in possession (collectively, the “Debtors”), having filed with this Court (i) their First Amended Joint Plan of Reorganization of Biovest International, Inc., Biovax, Inc., AutovaxID, Inc., Biolender, LLC, and Biolender II, LLC under Chapter 11 of Title 11, United States Code dated as of August 16, 2010 [Doc. No. 906] (the “Joint Plan”), and (ii) their First Modification to First Amended Joint Plan of Reorganization of Biovest International, Inc., Biovax, Inc., AutovaxID, Inc., Biolender, LLC, and Biolender II, LLC under Chapter 11 of Title 11, United States Code dated as of October 25, 2010 [Doc. No. 1408] (the “First Modification”), and having announced on the record at the Confirmation Hearing (as defined below) an additional modification to Article 12.3 of the Joint Plan as modified by the First Modification (the Joint Plan, as modified by the First Modification and as further modified at the Confirmation Hearing, hereinafter referred to as the “Modified Plan”), it is

ADJUDGED, DETERMINED AND FOUND, after a hearing held on October 27, 2010, at 3:30 p.m., and due and sufficient notice having been provided to all Creditors, Holders of Equity Interests and interested parties and sufficient cause appearing therefor, that:

A. All capitalized terms used in this Confirmation Order but not defined herein shall have the meaning ascribed to such terms in the Modified Plan.

B. This Court has jurisdiction over the Debtors, the Bankruptcy Cases, all of the Debtors’ Property, wherever located, including but not limited to all Causes of Action, all Claims against and Equity Interests in the Debtors, and all Creditors of and Holders of Equity Interests in the Debtors pursuant to 28 U.S.C. § 1334. Confirmation of the Modified Plan is a “core proceeding” pursuant to, without limitation, 28 U.S.C. §§ 157(b)(2)(A), (L) and (O), and this Court has jurisdiction to enter a final order with respect thereto. Venue is proper before this Court pursuant to 28 U.S.C. §§ 1408 and 1409.

C. Each of the Debtors filed a Voluntary Petition for relief under Chapter 11 of the Bankruptcy Code on November 10, 2008 (the “Petition Date”).

D. Since the Petition Date, each of the Debtors has continued to operate its business and to manage its properties as a debtor in possession pursuant to Sections 1107(a) and 1108 of the Bankruptcy Code.

E. On November 13, 2008, this Court entered its Order Granting Debtor’s Ex Parte Emergency Motion for Order Directing Joint Administration of Chapter 11 Cases Pursuant to Bankruptcy Rule 1015(b) in each of the Debtors’ Chapter 11 cases (collectively, the “Joint Administration Order”). Pursuant to the Joint Administration Order, the Debtors’ Chapter 11 cases are being jointly administered for procedural purposes only under In re: Accentia Biopharmaceuticals, Inc., Case No. 8:08-bk-17795-KRM.

F. On December 1, 2008, the Office of the United States Trustee (the “United States Trustee”) appointed an Unsecured Creditors Committee (the “Committee”) in these cases pursuant to Section 1102 of the Bankruptcy Code [Doc. No. 74]. On June 9, 2009, the United States Trustee filed a notice with the Court amending the membership of the Committee [Doc. No. 336]. On May 27, 2010, the United States Trustee filed a notice with the Court further amending the membership of the Committee [Doc. No. 686]. On August 9, 2010, the United States Trustee filed a notice with the Court further amending the membership of the Committee [Doc. No. 874].

G. Biovest is a Delaware corporation and owns 100% of the stock or membership interests of Biovax, Inc., AutovaxID, Inc., Biolender, LLC and Biolender II, LLC (collectively, the “Biovest Subsidiaries”). Biovest is a publicly held company and, as of the date of this Confirmation Order, there are 98,149,783 shares of its common stock, par value $0.01 per share (the “Biovest Common Stock”), issued and outstanding. Approximately 75% of the issued and outstanding Biovest Common Stock is presently owned by Accentia Biopharmaceuticals, Inc. (“Accentia”).

H. Biovest’s business consists of three primary business segments: the development of BiovaxID® and potentially other B-cell blood cancer vaccines; the manufacture and sale of AutovaxID™ and other instruments and consumables; and the commercial production of cell culture products and services. As a result of Biovest’s collaboration with the National Cancer Institute, Biovest is developing BiovaxID as a personalized therapeutic cancer vaccine for the treatment of non-Hodgkin’s lymphoma, specifically follicular lymphoma, mantle cell lymphoma, and potentially other B-cell blood cancers. To support Biovest’s planned commercialization of BiovaxID, Biovest developed an automated cell culture instrument called AutovaxID. Biovest also manufactures instruments and disposables used in the hollow fiber production of cell culture products. Biovest’s hollow fiber cell culture products and instruments are used by biopharmaceutical and biotech companies, medical schools, universities, research facilities, hospitals, and public and private laboratories. Biovest also produces mammalian and insect cells, monoclonal antibodies, recombinant and secreted proteins and other cell culture products using Biovest’s unique capability, expertise and proprietary advancements in the cell production process known as hollow fiber perfusion.

I. Prior to the Petition Date, Biovest licensed its subsidiary, Biovax, Inc., to manufacture vaccines for the Phase 3 clinical trial of BiovaxID. In addition, prior to the Petition Date, AutovaxID, Inc. was involved in the manufacturing of the AutovaxID cell culture instrument. These entities, for which Biovest is the sole stockholder, have no current business operations. Biolender, LLC and Biolender II, LLC, both Delaware limited liability companies, were formed prior to the Petition Date to facilitate transactions based upon the ability to obtain certain tax credits. These entities, for which Biovest is the sole member and manager, have no current business operations. Upon the substantive consolidation of the Debtors’ Estates, and subject to the occurrence of the Effective Date, Biovest will take all actions that are necessary and appropriate to effect the dissolution of each of the Biovest Subsidiaries.

J. On May 14, 2010, the Debtors filed with the Court their Joint Plan of Reorganization of Biovest International, Inc., Biovax, Inc., AutovaxID, Inc., Biolender, LLC, and Biolender II, LLC under Chapter 11 of Title 11, United States Code dated as of May 14, 2010 [Doc. No. 674] (the “Original Plan”). On July 2, 2010, the Debtors filed with the Court their Joint Disclosure Statement for Joint Plan of Reorganization of Biovest International, Inc., Biovax, Inc., AutovaxID, Inc., Biolender, LLC, and Biolender II, LLC under Chapter 11 of Title 11, United States Code dated as of June 30, 2010 [Doc. No. 753] (the “Original Disclosure Statement”).

K. On July 12, 2010, this Court entered its Order Scheduling Hearing on Disclosure Statement, Establishing Disclosure Statement Hearing Procedures, Setting Time to File Fee Applications, and Establishing Administrative Claims Bar Date [Doc. No. 761] (the “July 12 Scheduling Order”). The July 12 Scheduling Order set a hearing for August 9, 2010, at 1:30 p.m., to consider approval of the Original Disclosure Statement (the “Disclosure Statement Hearing”).

L. On July 12, 2010, the Debtors served (i) copies of the Original Disclosure Statement, the Original Plan, and the July 12 Scheduling Order on certain parties in interest as directed by the July 12 Scheduling Order, including all parties set forth on the Master Service List, and (ii) a copy of the July 12 Scheduling Order on all Creditors of the Debtors and on all creditors of the Accentia Debtors. Appropriate affidavits and/or certificates of service have been filed by the Debtors with the Court regarding such service (see Doc. Nos. 763 and 765).

M. On July 24, 2010, the United States Trustee filed its Limited Objection to Debtors’ Joint Disclosure Statements [Doc. No. 792] (the “UST Disclosure Statement Objection”). The UST Disclosure Statement Objection requested that the Debtors include additional disclosure in the Original Disclosure Statement regarding the exculpation from liability and release provisions contained in the Original Plan. No other objection to the Original Disclosure Statement was filed by any Creditor or other party in interest.

N. On August 9, 2010, and prior to the Disclosure Statement Hearing, the Debtors filed with the Court their First Amended Joint Plan of Reorganization of Biovest International, Inc., Biovax, Inc., AutovaxID, Inc., Biolender, LLC, and Biolender II, LLC under Chapter 11 of

Title 11, United States Code dated as of August 9, 2010 [Doc. No. 873] (the “August 9 Plan”). The August 9 Plan was black-lined to reflect the changes made to the Original Plan. On August 9, 2010, and prior to the Disclosure Statement Hearing, the Debtors also filed with the Court their First Amended Joint Disclosure Statement for First Amended Joint Plan of Reorganization of Biovest International, Inc., Biovax, Inc., AutovaxID, Inc., Biolender, LLC, and Biolender II, LLC under Chapter 11 of Title 11, United States Code dated as of August 9, 2010 [Doc. No. 877] (the “August 9 Disclosure Statement”). The August 9 Disclosure Statement was black-lined to reflect the changes made to the Original Disclosure Statement. Each of the August 9 Disclosure Statement and the August 9 Plan included additional disclosure and language in response to the points raised by the United States Trustee in the UST Disclosure Statement Objection.

O. The Court held a hearing on August 9, 2010, at 1:30 p.m., to consider approval of the Original Disclosure Statement (as modified by the August 9 Disclosure Statement) and to consider any written objections thereto. The United States Trustee did not raise any additional objections at the Disclosure Statement Hearing to the August 9 Disclosure Statement. At the Disclosure Statement Hearing, the Debtors announced to the Court that they had agreed to incorporate additional information and provisions in the August 9 Disclosure Statement and in the August 9 Plan in response to issues raised by various parties (including the Committee) but not filed with the Court. The Debtors indicated that they would file revised versions of the August 9 Disclosure Statement and the August 9 Plan with the Court by no later than August 16, 2010. As a result of the foregoing, at the Disclosure Statement Hearing, the Court (i) approved the August 9 Disclosure Statement, subject to the Debtors including the additional requested information and provisions and filing a revised version of the August 9 Disclosure Statement with the Court by no later than August 16, 2010, and (ii) stated that it would enter an order approving such revised version of the August 9 Disclosure Statement upon the Debtors filing it with the Court.

P. Following the Disclosure Statement Hearing, the additional requested information and provisions were included by the Debtors in the August 9 Disclosure Statement and in the August 9 Plan and such documents were circulated by the Debtors to all parties who were present at the Disclosure Statement Hearing, including counsel to Laurus/Valens, counsel to the Committee, and the United States Trustee. Counsel for the Debtors confirmed with all of those parties that the additional information and provisions were satisfactory, and no additional objections were raised by those parties. Thereafter, on August 16, 2010, the Debtors filed with the Court (i) their First Amended Joint Disclosure Statement for First Amended Joint Plan of Reorganization of Biovest International, Inc., Biovax, Inc., AutovaxID, Inc., Biolender, LLC, and Biolender II, LLC under Chapter 11 of Title 11, United States Code dated as of August 16, 2010 [Doc. No. 905] (the “Joint Disclosure Statement”) and (ii) the Joint Plan.

Q. On August 16, 2010, the Court entered its Order Approving First Amended Joint Disclosure Statement, Fixing Time to File Applications for Administrative Expenses, Setting Hearing on Confirmation of First Amended Joint Plan, and Setting Deadlines with Respect to Confirmation Hearing [Doc. No. 908] (the “Disclosure Statement Approval Order”). In the Disclosure Statement Approval Order, the Court determined that the Joint Disclosure Statement met the “adequate information” standards required by Section 1125 of the Bankruptcy Code, and approved the Joint Disclosure Statement for distribution to Creditors and Holders of Equity Interests in conjunction with the Debtors’ solicitation of votes on the Joint Plan.

R. In the Disclosure Statement Approval Order, the Court (a) scheduled a hearing for September 22, 2010, at 4:00 p.m., to consider (i) Confirmation of the Joint Plan, including timely filed objections thereto, (ii) motions for cramdown, (iii) applications for compensation, and (iv) motions for allowance of administrative claims; (b) fixed September 17, 2010 as the last date for the filing of (i) written objections to Confirmation of the Joint Plan, and (ii) Ballots and Biovest Stockholder Ballots accepting or rejecting the Joint Plan; (c) fixed September 21, 2010 as the last date for the filing by the Debtors of a ballot tabulation and a confirmation affidavit; and (d) fixed August 16, 2010 as the date for determination of beneficial ownership of the Existing Biovest Common Stock for purposes of voting on the Joint Plan by the Biovest Stockholders.

S. On August 18, 2010, pursuant to the Disclosure Statement Approval Order, the Debtors mailed the Joint Disclosure Statement, the Joint Plan, the Disclosure Statement Approval Order, a Ballot, and a letter from the Committee dated August 18, 2010 in support of the Joint Plan (all of the foregoing documents hereinafter collectively referred to as the “Plan Solicitation Documents”) to (i) all Creditors of the Debtors as set forth on the Court’s master mailing matrices for the Debtors’ Chapter 11 cases and (ii) all parties set forth on the Master Service List. An appropriate affidavit and certificate of service have been filed by the Debtors with the Court regarding such service (see Doc. No. 930).

T. In addition, on August 24, 2010, the Debtors’ bankruptcy counsel, Stichter, Riedel, Blain & Prosser, P.A. (“Stichter, Riedel”), posted the Plan Solicitation Documents on its website at www.srbp.com. The Debtors served notice on all parties set forth on the Master Service List of the posting at www.srbp.com of the Plan Solicitation Documents (see Doc. No. 954).

U. On August 30, 2010, the Court entered its Order Granting Debtors’ Emergency Motion for Authorization to (A) Modify Notice to Stockholders of Accentia Biopharmaceuticals, Inc. and Biovest International, Inc. of (1) Hearing to Consider Confirmation of First Amended Joint Plans and (2) Deadlines for Filing Objections and Ballots as to First Amended Joint Plans,

and (B) Provide Electronic Access to Stockholders of Plan Solicitation Packages [Doc. No. 968] (the “Stockholder Notice Order”). Pursuant to the Stockholder Notice Order, the Court (i) provided that Biovest was not required to serve all of the Plan Solicitation Documents on the Biovest Stockholders, (ii) required the Debtors to post the Plan Solicitation Documents (including the Biovest Stockholder Ballot) on the Internet at www.srbp.com and, upon the written request of any Biovest Stockholder, to provide copies of the Plan Solicitation Documents to such Biovest Stockholder at the Debtors’ expense, (iii) approved a form of notice to be mailed to the Biovest Stockholders concerning matters related to Confirmation (the “Stockholder Notice”), including the location of the Plan Solicitation Documents (including the Biovest Stockholder Ballot) on the Internet at www.srbp.com, the date and location of the confirmation hearing, the deadline for objecting to, and filing of Biovest Stockholder Ballots as to, the Joint Plan, and a description of the treatment of the Class 12 Equity Interests under the Joint Plan, and (iv) required the Debtors to mail the Stockholder Notice and the Biovest Stockholder Ballot (collectively, the “Stockholder Documents”) to the Biovest Stockholders upon entry of the Stockholder Notice Order. On August 25, 2010 and September 3, 2010, copies of the Stockholder Documents were mailed by the Debtors and their agent, Kurtzman Carson Consultants LLC, respectively, to all Holders of Class 12 Equity Interests. Appropriate affidavits of service have been filed by the Debtors with the Court regarding such service, including an affidavit of service of Kurtzman Carson Consultants LLC attesting to service of the Stockholder Documents on numerous banks, brokerage firms, and depository companies for subsequent distribution to beneficial holders of the Biovest Common Stock (see Doc. Nos. 1160 and 1195).

V. On September 21, 2010, in accordance with the Disclosure Statement Approval Order, the Debtors filed with the Court their Chapter 11 Ballot Tabulation with respect to the Joint

Plan [Doc. No. 1203] (the “Ballot Tabulation”). The Ballot Tabulation included (i) all Ballots and Biovest Stockholder Ballots received by the Court on or before the September 17, 2010 deadline (the “Ballot Deadline”) for voting on the Joint Plan (docketed at Doc. Nos. 1169 and 1187) and (ii) the Late Filed Ballots (as defined below). The Ballot Tabulation was served by the Debtors on the United States Trustee and on all parties receiving pleadings in the Bankruptcy Cases pursuant to the Court’s CM/ECF Transmission system, including counsel to Laurus/Valens and counsel to the Committee.

W. On September 22, 2010, the Debtors filed with the Court their Emergency Motion to Continue Confirmation Hearing [Doc. No. 1212] (the “First Motion to Continue Confirmation”). Pursuant to the First Motion to Continue Confirmation, the Debtors requested up to a one week continuance of the confirmation hearing scheduled for September 22, 2010, as they were still in the process of negotiating the final definitive terms of the Investor DIP Lenders Loan Facility (as defined below). On September 23, 2010, the Court entered its Order Granting Debtors’ Emergency Motion to Continue Confirmation Hearing [Doc. No. 1228] (the “First Continuance Order”). The First Continuance Order rescheduled the confirmation hearing for September 30, 2010, at 3:00 p.m., and extended the deadline for the Debtors to file their confirmation affidavit until September 29, 2010.

X. On September 27, 2010, the Debtors filed with the Court their Emergency Motion to Allow Late Filed Ballots [Doc. No. 1272] (the “Motion to Allow Late Filed Ballots”). Pursuant to the Motion to Allow Late Filed Ballots, the Debtors requested that the Court accept certain Ballots and Biovest Stockholder Ballots received by the Court on September 20, 2010 (docketed on September 21, 2010 at Doc. No. 1197) (the “Late Filed Ballots”) as being timely filed, both for voting purposes and for purposes of the elections made in connection with the Joint Plan. At the

Confirmation Hearing, the Debtors made an ore tenus motion to amend the Motion to Allow Late Filed Ballots requesting that the Court also accept as being timely filed, both for voting purposes and for purposes of the elections made in connection with the Joint Plan, certain additional Ballots and Biovest Stockholder Ballots filed with the Court after the Ballot Deadline (docketed at Doc. Nos. 1277, 1279, 1297, 1300 and 1418). At the Confirmation Hearing, the Court granted the Motion to Allow Late Filed Ballots as so amended, which ruling shall be set forth in a separate order.

Y. On September 29, 2010, the Debtors filed with the Court their Second Emergency Motion to Continue Confirmation Hearing [Doc. No. 1287] (the “Second Motion to Continue Confirmation”). Pursuant to the Second Motion to Continue Confirmation, the Debtors requested up to a ten day continuance of the confirmation hearing scheduled for September 30, 2010, as they were still in the process of negotiating the final definitive terms of the Investor DIP Lenders Loan Facility. On October 12, 2010, the Court entered its Order Granting Debtors’ Second Emergency Motion to Continue Confirmation Hearing [Doc. No. 1378] (the “Second Continuance Order”). The Second Continuance Order rescheduled the confirmation hearing for October 18, 2010, at 1:30 p.m., and extended the deadline for the Debtors to file their confirmation affidavit until October 15, 2010.

Z. On October 11, 2010, Biovest filed with the Court its Emergency Motion for Authority to (A) Obtain Postpetition Financing From Empery Asset Master Ltd., Hartz Capital Investments, LLC and Other Lenders and (B) Grant Senior Liens and Superpriority Administrative Expense Status Pursuant to 11 U.S.C. §§ 364(c) and (d) and F.R.B.P. 4001 [Doc. No. 1370] (the “Empery DIP Financing Motion”). Pursuant to the Empery DIP Financing Motion, Biovest requested authority, among other things, to obtain a Postpetition debtor in possession loan facility in the amount of up to $8,000,000.00 (the “Investor DIP Lenders Loan Facility”) from Empery Asset Master Ltd., Hartz Capital Investments, LLC, and the other parties listed on the Schedule of Buyers attached to the Securities Purchase Agreement (collectively, the “Investor DIP Lenders”), secured by a first Lien in favor of the Investor DIP Lenders on the Investor DIP Lenders Collateral. The Empery DIP Financing Motion was served by the Debtors on all parties set forth on the Master Service List, including the United States Trustee, counsel to Laurus/Valens and counsel to the Committee, and certain additional parties in interest. An appropriate certificate of service has been filed by the Debtors with the Court regarding such service (see Doc. No. 1370).

AA. On October 11, 2010, the Debtors also filed with the Court their Third Emergency Motion to Continue Confirmation Hearing [Doc. No. 1371] (the “Third Motion to Continue Confirmation”). Pursuant to the Third Motion to Continue Confirmation, the Debtors requested up to a ten day continuance of the confirmation hearing scheduled for October 18, 2010, in order to allow Biovest sufficient time to close the debtor in possession financing under the Investor DIP Lenders Loan Facility. On October 18, 2010, the Court entered its Order Granting Debtors’ Third Emergency Motion to Continue Confirmation Hearing [Doc. No. 1391] (the “Third Continuance Order”). The Third Continuance Order rescheduled the confirmation hearing for October 27, 2010, at 3:30 p.m., and extended the deadline for the Debtors to file their confirmation affidavit until October 26, 2010.

BB. On October 14, 2010, the Court entered its Interim Order Granting Debtor Biovest International, Inc.’s Emergency Motion for Authority to (A) Obtain Postpetition Financing from Empery Asset Master Ltd., Hartz Capital Investments, LLC and Other Lenders and (B) Grant Senior Liens and Superpriority Administrative Expense Status Pursuant to 11 U.S.C. §§ 364(c)

and (d) and F.R.B.P. 4001 [Doc. No. 1388] (the “Interim Investor DIP Loan Order”). Thereafter, the closing of the Investor DIP Lenders Loan Facility occurred on October 19, 2010, subject to the entry of a final order of the Court granting the Empery DIP Financing Motion. At the closing, Biovest issued to the Investor DIP Lenders (i) secured convertible promissory notes in the aggregate principal amount of $7,000,000.00 (the “Investor DIP Lenders Initial Notes”) and (ii) warrants to purchase shares of Biovest Common Stock (the “Investor DIP Lenders Initial Warrants”). The Interim Investor DIP Loan Order was served by the Debtors on all parties set forth on the Master Service List, including the United States Trustee, counsel to Laurus/Valens and counsel to the Committee, and certain additional parties in interest. An appropriate certificate of service has been filed by the Debtors with the Court regarding such service (see Doc. No. 1393).

CC. On October 25, 2010, the Court entered its Final Order Granting Debtor Biovest International, Inc.’s Emergency Motion for Authority to (A) Obtain Postpetition Financing from Empery Asset Master Ltd., Hartz Capital Investments, LLC and Other Lenders and (B) Grant Senior Liens and Superpriority Administrative Expense Status Pursuant to 11 U.S.C. §§ 364(c) and (d) and F.R.B.P. 4001 [Doc. No. 1404] (the “Final Investor DIP Loan Order” and, together with the Interim Investor DIP Loan Order, the “Investor DIP Lenders Financing Order”). As a result of the closing, and as provided by the terms of the Investor DIP Lenders Financing Order, the Investor DIP Lenders have an Allowed Administrative Expense Claim and an Allowed Secured Claim against Biovest in the amount of the outstanding principal of $7,000,000.00 and the accrued and unpaid interest under the Investor DIP Lenders Initial Notes. To evidence the Lien on the Investor DIP Lenders Collateral, at the closing, Biovest also executed and delivered a security agreement and other documents in favor of the Investor DIP Lenders. The Final Investor DIP Loan Order was served by the Debtors on all parties set forth on the Master Service List, including the United States Trustee, counsel to Laurus/Valens and counsel to the Committee, and certain additional parties in interest. An appropriate certificate of service has been filed by the Debtors with the Court regarding such service (see Doc. No. 1406).

DD. On October 25, 2010, the Debtors filed with the Court the First Modification. The primary modifications to the Joint Plan that are contained in the First Modification are as follows: (i) to provide for the treatment of the Allowed Claims of the Investor DIP Lenders against Biovest (the “Investor DIP Lenders Allowed Claim”), (ii) to incorporate certain changes to Articles 5.3.2.1 and 5.3.2.9 of the Joint Plan regarding certain agreements reached between Biovest and Laurus/Valens as to the prepayment of the Laurus/Valens Term A Notes and the issuance of the Laurus/Valens Plan Shares, and (iii) to delete the condition precedent to the Effective Date contained in Article 11.2.4 of the Joint Plan that “All conditions precedent to the closing of the Exit Financing shall have been satisfied or waived in accordance with the terms thereof.” See Article 11.2.4 of the Joint Plan. The First Modification does not alter, modify or otherwise affect the treatment of any Classes of Creditors or the Holders of the Class 12 Equity Interests as set forth in the Joint Plan. The First Modification was served by the Debtors on all parties set forth on the Master Service List, including the United States Trustee, counsel to Laurus/Valens and counsel to the Committee, and certain additional parties in interest. An appropriate certificate of service has been filed by the Debtors with the Court regarding such service (see Doc. No. 1409). In addition, on October 26, 2010, the Debtors filed with the Court a composite copy of the Joint Plan that incorporated (and black-lined) the modifications made to the Joint Plan as set forth in the First Modification (see Doc. No. 1414).

EE. Under Article 3.4 of the Modified Plan, on the Effective Date, Reorganized Biovest shall execute and deliver in favor of each of the Investor DIP Lenders, (a) in exchange for each of the Investor DIP Lenders Initial Notes, a new convertible promissory note (collectively, the “Investor DIP Lenders Plan Notes”) in an original principal amount equal to the Investor DIP Lenders Allowed Claim for such Investor DIP Lender, and (b) in exchange for each of the Investor DIP Lenders Initial Warrants, a new Series A warrant (a “Series A Warrant”) and a new Series B warrant (a “Series B Warrant” and, together with the Series A Warrant, the “Investor DIP Lenders Plan Warrants”) for the purchase of shares of Reorganized Biovest Common Stock. The Investor DIP Lenders Plan Notes, the Investor DIP Lenders Plan Warrants, and all shares of Reorganized Biovest Common Stock issuable to the Investor DIP Lenders by Reorganized Biovest under the foregoing documents and the Modified Plan (collectively, the “Investor DIP Lenders Plan Shares”) shall be exempt from the requirements of Section 5 of the Securities Act and state and local securities laws and requirements by virtue of Section 1145 of the Bankruptcy Code and shall not have any restrictions on transfer or any legend restricting the sale or resale thereof under federal securities laws. The Investor DIP Lenders Plan Shares may be transferred or resold by the holders thereof without registration or restriction; provided that the transfer or resale of the Investor DIP Lenders Plan Shares by any recipient thereof would not be exempted under Section 1145 of the Bankruptcy Code if such recipient is deemed to be an underwriter.

FF. On October 26, 2010, the Debtors filed with the Court their Confirmation Affidavit and Memorandum in Support of Confirmation [Doc. No. 1417] (the “Confirmation Affidavit”). The Confirmation Affidavit was served by the Debtors on the United States Trustee and on all parties receiving pleadings in the Bankruptcy Cases pursuant to the Court’s CM/ECF Transmission system, including counsel to Laurus/Valens and counsel to the Committee.

GG. The following parties filed with the Court, on September 17, 2010, written objections to Confirmation of the Joint Plan (collectively, the “Plan Objections”): (i) the United States Trustee [Doc. No. 1183] and (ii) Eugene Schuster and Venture Funding (“Schuster”) [Doc. No. 1188]. On September 29, 2010, the Debtors filed with the Court their response to the Plan Objection filed by Schuster [Doc. No. 1291]. There were no other objections filed to Confirmation of the Joint Plan or the First Modification.

HH. The Court held a hearing on October 27, 2010, at 3:30 p.m. (the “Confirmation Hearing”), to consider Confirmation of the Joint Plan in accordance with 11 U.S.C. § 1129. At the Confirmation Hearing, counsel for the Debtors advised the Court that (a) the Joint Plan had been accepted by all Impaired Classes entitled to vote on the Joint Plan, and (b) Biovest was in possession of the cash amount of $7,000,000.00 as a result of loan advances made by the Investor DIP Lenders under the Investor DIP Lenders Loan Facility.

II. With respect to the Plan Objection filed by Schuster, the Court finds, based on the evidence presented (including that the Court has entered an order dated October 7, 2010 (Doc. No. 1324) finding that Schuster has only an Unsecured Claim against Biovest), the response filed by the Debtors and the arguments of counsel, and for the reasons announced on the record at the Confirmation Hearing, that the Plan Objection filed by Schuster should be overruled in all respects.

JJ. With respect to the Plan Objection filed by the United States Trustee, the Court finds, based on the evidence presented, the arguments of counsel, and the facts of the Bankruptcy Cases, and for the specific reasons announced on the record at the Confirmation Hearing, that Article 12.2 of the Joint Plan (as modified by the First Modification) titled “Exculpation from Liability” is justified and necessary and shall remain in and be part of the Modified Plan. In addition, at the Confirmation Hearing, counsel for the Debtors announced that the Joint Plan (as modified by the First Modification) would be modified to delete Article 12.3 titled “Release.” Based on the foregoing, the Court finds that the Plan Objection filed by the United States Trustee should be overruled in all respects.

KK. The Joint Plan classifies Claims and Equity Interests into 13 separate Classes. Class 5 is treated as Unimpaired under the Joint Plan. Since the Claims included in Class 5 are not Impaired by the Joint Plan, the Holders thereof are conclusively presumed to have accepted the Joint Plan and, thus, are not entitled to vote on the Joint Plan pursuant to Section 1126(f) of the Bankruptcy Code.

LL. The following Classes of Claims and Equity Interests are treated as Impaired under the Joint Plan and are entitled to vote on the Joint Plan:

a.	Class 1: Priority Claims

b.	Class 2: Secured Claims and Other Claims of Laurus/Valens

c.	Class 3: Secured Claims and Other Claims of Accentia

d.	Class 4: Secured Claims and Other Claims of the 2008 Secured Debentures Holders

e.	Class 6: Other Secured Claims

f.	Class 7: Unsecured Claims of Ronald E. Osman under the Osman Note

g.	Class 8: Unsecured Claims (Unsecured Claims Not Otherwise Classified)

h.	Class 9: Unsecured Convenience Claims

i.	Class 11: Subordinated Securities Claims

j.	Class 12: Equity Interests

MM. Classes 10 and 13 will not receive or retain any Property or equity interest under the Joint Plan and, therefore, Classes 10 and 13 are deemed not to have accepted the Joint Plan pursuant to Section 1126(g) of the Bankruptcy Code and are not entitled to vote on the Joint Plan.

NN. The only Classes entitled to vote on the Joint Plan are Classes 1, 2, 3, 4, 6, 7, 8, 9, 11 and 12. The Court finds that, based upon the tabulation of Ballots and Biovest Stockholder Ballots as set forth in the Ballot Tabulation, (i) the Creditors in Classes 1, 2, 3, 4, 6, 7, 8, 9 and 11 have accepted the Joint Plan in the requisite number and amount required under Section 1126(c) of the Bankruptcy Code, and (ii) the Holders of the Class 12 Equity Interests have accepted the Joint Plan in the requisite number and amount required under Section 1126(d) of the Bankruptcy Code.

OO. The Court expressly finds that neither the Joint Plan as modified by the First Modification or as further modified at the Confirmation Hearing nor this Confirmation Order adversely affects or changes the treatment of the Claim of any Creditor of the Debtors or the interest of any Holder of Class 12 Equity Interests which has not accepted in writing the Joint Plan as so modified. Without limiting the foregoing, the Court specifically finds that the treatment of the Class 2 Claims, the Class 8 Claims and the Class 12 Equity Interests has not been adversely or materially altered by such modifications to the Joint Plan. Accordingly, in accordance with Section 1127(d) of the Bankruptcy Code, the Modified Plan shall be and is hereby deemed accepted by all Creditors of the Debtors and all Holders of Class 12 Equity Interests who have previously accepted the Joint Plan. No further solicitation or resolicitation of acceptances of the Modified Plan is required under the circumstances. The Court expressly finds that the Debtors have complied with each of the requirements of Sections 1127(a) and 1127(c) of the Bankruptcy Code with respect to the Modified Plan.

PP. At the Confirmation Hearing, counsel for the Debtors advised the Court and all parties of the principal features of the Modified Plan, including (i) the means for implementing the treatment of and Distributions to Creditors, Holders of Allowed Administrative Expense Claims, Allowed Priority Tax Claims and Allowed Priority Claims, and Holders of Class 12 Equity Interests, (ii) that the offer and issuance of the Plan Notes, the Investor DIP Lenders Plan Warrants, and the Plan Shares under the Modified Plan would be in exchange for Claims and Equity Interests under the Modified Plan, thus satisfying the requirements of Section 1145(a) of the Bankruptcy Code and making such transactions exempt from registration under federal and state securities laws, (iii) the feasibility of the Modified Plan as a result of the closing of the Investor DIP Lenders Loan Facility, (iv) the motion by the Debtors in Article 10 of the Joint Plan for the substantive consolidation of the Debtors (the “Substantive Consolidation Motion”), (v) the absence of any meaningful alternative to the transactions contemplated by the Modified Plan, and (vi) the likely effect of liquidation under Chapter 7 of the Bankruptcy Code upon Creditors and other interested parties and the Holders of Class 12 Equity Interests. The Court finds that these statements and proffers were made in open Court and no party objected to these statements or proffers or the underlying facts, notwithstanding ample opportunity to do so. The Court further finds that the statements, proffers and comments of counsel for the Debtors in support of the Modified Plan were unchallenged and unrebutted, were not subject to objection, and should be accepted. The statements, proffers and comments of counsel for the Debtors were consistent with the entire record of the Bankruptcy Cases, over which this Court has presided from the outset.

QQ. In further support of Confirmation of the Modified Plan, at the Confirmation Hearing, counsel for the Debtors proffered (without objection) the testimony of David Moser, the Secretary of the Debtors, and his representations in the Confirmation Affidavit in support of the

Modified Plan. Mr. Moser was present in the Courtroom. No party objected to the proffer of Mr. Moser’s testimony or requested an opportunity to cross-examine Mr. Moser. The Court hereby accepts the proffered testimony of Mr. Moser and finds that such testimony supports Confirmation of the Modified Plan under Section 1129(a) of the Bankruptcy Code.

RR. The Court finds that, based upon the entire record:

a.	The Modified Plan has been proposed in good faith by the Debtors following extensive arm’s-length negotiations by and among the Debtors, Laurus/Valens, the Committee, and the Investor DIP Lenders.

b.	Based upon the Cash presently on hand with Biovest, Reorganized Biovest will have sufficient funds as of the expected Effective Date to pay, reserve for or escrow all Allowed or Disputed Administrative Expense Claims (including the Allowed Administrative Expense Claims of Professionals through the Confirmation Date), Secured Tax Claims in Class 5, and Unsecured Convenience Claims in Class 9 in the amounts required under the Bankruptcy Code and as provided for in the Modified Plan. No reserve for Disallowed Claims is provided or is required by law or by the Modified Plan.

c.	The Distribution to Unsecured Creditors under the Modified Plan will be higher than if the Debtors’ Chapter 11 cases were converted to cases under Chapter 7 of the Bankruptcy Code.

d.	The Modified Plan is feasible, and the Confirmation and consummation of the Modified Plan is not likely to be followed by the liquidation or the need for further financial reorganization of the Debtors or the Reorganized Debtors under the Bankruptcy Code.

SS. The Court finds that the Modified Plan and this Confirmation Order, including without limitation the discharge, exculpation from liability, general injunction and other related provisions of Article 12 of the Modified Plan, are fair, equitable, reasonable and proper, are in the best interests of the Debtors’ Estates, and are binding upon all Creditors and Holders of Equity Interests, whether or not the Claim or Equity Interest of any such Creditor or Holder is Impaired under the Modified Plan and whether or not such Creditor of Holder has accepted the Modified Plan.

TT. The Court finds that the Plan Notes and all Plan Shares issuable by Reorganized Biovest under the Modified Plan in exchange for the recipient’s Claims against or Equity Interests in the Debtors shall be exempt from the requirements of Section 5 of the Securities Act and state and local securities laws and requirements by virtue of Section 1145 of the Bankruptcy Code and shall not have any restrictions on transfer or any legend restricting the sale or resale thereof under federal securities law. The Plan Notes and the Plan Shares may be transferred or resold by the holders thereof without registration or restriction; provided that the transfer or resale of the Plan Notes and the Plan Shares by any recipient thereof would not be exempted under Section 1145 of the Bankruptcy Code if such recipient is deemed to be an underwriter.

UU. With respect to the requirements of 11 U.S.C. § 1129(a) as applicable to the Modified Plan, the Court finds as follows:

a.	Copies of the Plan Solicitation Documents were timely mailed to all Creditors of the Debtors as shown on the Court’s master mailing matrices for the Debtors’ Chapter 11 cases and to other parties in interest, including all parties set forth on the Master Service List, in accordance with the Disclosure Statement Approval Order. In addition, copies of the Stockholder Documents were timely mailed to all Biovest Stockholders in accordance with the Stockholder Notice Order. The Court hereby expressly finds that (i) timely and proper notice of the Confirmation Hearing and the time fixed for filing objections to, and Ballots and Biovest Stockholder Ballots on, the Joint Plan was given to all Creditors and Holders of Equity Interests of the Debtors and all parties in interest, (ii) such notice was adequate and sufficient to notify all Creditors and Holders of Equity Interests of the Debtors and all parties in interest of the Confirmation Hearing and the objection and voting deadlines as to the Joint Plan, and (iii) such notice complied in all respects with the procedural orders of the Court, the Bankruptcy Code, the Bankruptcy Rules, including without limitation Bankruptcy Rules 2002, 3018, 3019, and 9006, and the Local Rules, and otherwise satisfied the requirements of due process. No other or further notice is required.

b.	The Modified Plan complies with each of the applicable provisions of Title 11 of the United States Code, including without limitation the provisions of Sections 1122 and 1123 of the Bankruptcy Code.

c.	As required by Section 1129(a)(2) of the Bankruptcy Code, the Debtors, as the proponents of the Modified Plan, have complied with the applicable provisions of Title 11 of the United States Code. Without limiting the generality of the foregoing and by way of example, the Debtors have complied with the disclosure and solicitation requirements of Sections 1125 and 1126 of the Bankruptcy Code. Further, the Court expressly finds that the Joint Disclosure Statement and the Modified Plan contain adequate information for purposes of Section 1125 of the Bankruptcy Code, and that no further disclosure is required by the Debtors in connection with the Modified Plan.

d.	The Modified Plan has been proposed in good faith by the Debtors following extensive arm’s-length negotiations by and among the Debtors, Laurus/Valens, the Committee and the Investor DIP Lenders. The Modified Plan has not been proposed by any means forbidden by law.

e.	The provisions regarding discharge, exculpation from liability, general injunction and related provisions set forth in Article 12 of the Modified Plan are proposed in good faith, are equitable and are supported by valid consideration.

f.	Any payment made or to be made by the Debtors, in their capacity as debtors or as proponents of the Modified Plan, or by any person issuing securities or acquiring property under the Modified Plan, for services or for costs and expenses in or in connection with the Bankruptcy Cases, or in connection with the Modified Plan and incident to the Bankruptcy Cases, has been approved by, or is subject to the approval of, the Court as reasonable.

g.	The identity and affiliations of all individuals who are to serve, after Confirmation of the Modified Plan, as directors or officers of the Debtors have been fully disclosed, and the appointment of such individuals to such offices, or their continuance therein, is equitable and is consistent with the interests of the Creditors and Holders of Equity Interests and with public policy.

h.	The identity of, and the nature of any compensation for, any insiders that will be employed or retained by the Reorganized Debtors have been fully disclosed.

i.	No governmental regulatory commission now has, or will have after Confirmation of the Modified Plan, jurisdiction over any rates of the Debtors or the Biovest Estate.

j.

With respect to each Impaired Class of Claims or Equity Interests, each Holder of a Claim or Equity Interest of such Class (i) has accepted the Modified Plan or (ii) will receive or retain under the Modified Plan on account of such Claim or Equity Interest property of a value, as of the

Effective Date of the Modified Plan, that is not less than the amount that such Holder would so receive or retain if the Debtors were liquidated under Chapter 7 of the Bankruptcy Code on such date.

k.	With respect to each Class of Claims or Equity Interests, (i) such Class has accepted the Modified Plan, or (ii) such Class is not Impaired under the Modified Plan.

l.	The Modified Plan meets the requirements of Section 1129(a)(9) of the Bankruptcy Code.

m.	All Impaired Classes of Claims have accepted the Modified Plan, determined without including any acceptance of the Modified Plan by any insider holding a Claim of such Class.

n.	The Modified Plan meets the requirements of Section 1129(a)(11) of the Bankruptcy Code as set forth above. Confirmation of the Modified Plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of the Debtors, the Reorganized Debtors or any successor thereto under the Modified Plan. The Debtors have demonstrated the likelihood that the Debtors and Reorganized Biovest will be able to meet their financial and other obligations under the Modified Plan and documents ancillary thereto. The Modified Plan is feasible.

o.	All fees payable under 28 U.S.C. § 1930 through the date of entry of this Confirmation Order have been paid by the Debtors or shall be paid as set forth below in this Confirmation Order. All fees payable under 28 U.S.C. § 1930 for the periods following Confirmation of the Modified Plan shall be paid as set forth below in this Confirmation Order.

p.	The Debtors have no “retiree benefits” (as such term is defined in Section 1114 of the Bankruptcy Code) payable pursuant to 11 U.S.C. § 1114.

Therefore, with respect to Confirmation of the Modified Plan, all requirements of 11 U.S.C. §§ 1129(a) have been met.

The Court having made the above findings, it is, accordingly,

ORDERED that:

1. The findings of fact and conclusions of law set forth herein, which constitute this Court’s findings of fact and conclusions of law pursuant to Bankruptcy Rule 7052, are ratified and adopted as findings of this Court and are incorporated herein.

2. To the extent any of the findings of fact set forth above are deemed to be conclusions of law, such findings of fact are hereby adopted as conclusions of law. To the extent any of the following conclusions of law are deemed to be findings of fact, such conclusions of law are hereby adopted as findings of fact.

3. The Modified Plan is confirmed in all respects.

4. The Debtors have complied in all respects with the provisions of Section 1127 of the Bankruptcy Code and the applicable Bankruptcy Rules with respect to the modifications to the Joint Plan contained in the First Modification and the modification to Article 12.3 of the Joint Plan announced on the record at the Confirmation Hearing.

5. The Effective Date of the Modified Plan shall be the first Business Day on which all of the conditions precedent to the occurrence of the Effective Date contained in Article 11.2 of the Modified Plan have been satisfied or waived by the Debtors (provided that the Debtors may waive the condition in Article 11.2.1 of the Modified Plan only with the prior written consent of the Investor DIP Lenders). Promptly following the satisfaction, or the waiver by the Debtors, of all of the conditions set forth in Article 11.2 of the Modified Plan, the Debtors shall file a notice (the “Effective Date Notice”) with the Court designating the Effective Date. The Debtors shall serve the Effective Date Notice on all of the Notice Parties.

6. All of the Plan Objections are overruled in all respects for the reasons set forth above in this Confirmation Order.

7. The Debtors and the Reorganized Debtors, and their respective directors, officers and agents, are authorized and directed to take all such steps as may be necessary to effectuate and implement the Modified Plan and this Confirmation Order, including, without limitation, the execution and delivery of all instruments of transfer, agreements and other documents including, but not limited to, the Plan Documents (and any amendments, supplements or modifications to any of the foregoing) as may be appropriate or necessary to consummate the transactions contemplated by the Modified Plan and this Confirmation Order. Prior to the Effective Date, each of the chief executive officer, president, chief financial officer, or secretary of the Debtors (and, on and after the Effective Date, each of the chief executive officer, president, chief financial officer, or secretary of the Reorganized Debtors) shall be authorized to execute, deliver, file, or record such contracts, instruments, releases, mortgages, and other agreements or documents, including the Laurus/Valens Settlement Documents, the Investor DIP Lenders Loan Documents, the Plan Notes, the Investor DIP Lenders Plan Warrants, and the Security Documents, and take such actions as may be necessary or appropriate, to effectuate and further evidence the terms and conditions of the Modified Plan or to otherwise comply with applicable law.

8. The Substantive Consolidation Motion is granted and the substantive consolidation of the Debtors is hereby authorized by this Confirmation Order in accordance with the terms set forth in Article 10.2 of the Modified Plan, with such substantive consolidation to be effective as of the date of entry of this Confirmation Order.

9. As a result of the substantive consolidation of the Debtors, effective as of the date of entry of this Confirmation Order, (i) the Chapter 11 cases of Biovax, Inc., AutovaxID, Inc., Biolender, LLC and Biolender II, LLC shall be consolidated into the Chapter 11 case of Biovest International, Inc., Case No. 8:08-bk-17796-KRM, as a single consolidated case; (ii) all Property of the Estate of each Debtor shall be deemed to be Property of the Biovest Estate; (iii) all Claims against each Estate shall be deemed to be Claims against the Biovest Estate, any Proof of Claim filed against one or more of the Debtors shall be deemed to be a single Claim filed against the Biovest Estate, all duplicate Proofs of Claim for the same Claim filed against more than one

Debtor shall be deemed expunged, and all duplicate Claims for the same Claim scheduled against more than one Debtor shall be deemed expunged; and (iv) all Intercompany Claims shall be deemed cancelled, annulled and extinguished, and no Distributions under the Modified Plan shall be made on account of the Intercompany Claims.

10. The Clerk shall make a docket entry in each of the Chapter 11 cases of Biovax, Inc., AutovaxID, Inc., Biolender, LLC and Biolender II, LLC that such cases have been substantively consolidated into the Chapter 11 case of Biovest International, Inc., Case No. 8:08-bk-17796-KRM, as a single consolidated case.

11. On the Effective Date, after giving effect to substantive consolidation of the Debtors, and except as otherwise expressly provided in the Modified Plan, all Property of the Estates (including the Causes of Action and any net operating losses) shall vest in Reorganized Biovest free and clear of any and all Liens, Debts, obligations, Claims, Cure Claims, Liabilities, Equity Interests, and all other interests of every kind and nature except the Permitted Liens.

12. All matters provided for under the Modified Plan involving the corporate structure of the Debtors or the Reorganized Debtors, or any corporate action to be taken by or required of the Debtors or the Reorganized Debtors, including all action taken or required to be taken to approve the Reorganized Biovest Charter and the Reorganized Biovest Bylaws or to approve the Laurus/Valens Settlement or the Investor DIP Lenders Loan Facility, shall, as of the Effective Date, be deemed to have occurred and be effective as provided in the Modified Plan or in this Confirmation Order, and shall be authorized and approved in all respects without any requirement for further action by the stockholders or directors of the Debtors or the Reorganized Debtors.

13. On the Effective Date, upon the substantive consolidation of the Debtors, all of the Subsidiary Equity Interests shall be deemed cancelled, annulled, extinguished and surrendered without any further action by any party and shall be of no further force and effect.

14. Biovest will continue to exist after the Effective Date as a separate corporate entity, with all of the powers of a corporation under the Delaware General Corporation Law and pursuant to its certificate of incorporation and bylaws or other organizational documents in effect prior to the Effective Date, except to the extent such certificate of incorporation and bylaws or other organizational documents are amended or amended and restated as provided in the Modified Plan or in this Confirmation Order, without prejudice to any right to terminate such existence (whether by merger, dissolution or otherwise) under applicable law after the Effective Date. By no later than the 6 Month Anniversary Date, Reorganized Biovest shall file articles or certificates of dissolution of Biovax, Inc., AutovaxID, Inc., Biolender, LLC and Biolender II, LLC and shall take all other actions necessary or appropriate to effect the dissolution of Biovax, Inc. and AutovaxID, Inc. as corporations under the laws of the State of Florida and the dissolution of Biolender, LLC and Biolender II, LLC as limited liability companies under the laws of the State of Delaware. All applicable regulatory or governmental agencies shall take all steps necessary to allow and effect the prompt dissolution of the Biovest Subsidiaries as provided herein, without the payment of any fee, tax or charge and without the need for the filing of reports or certificates.

15. Pursuant to the Modified Plan, on the Effective Date, the Causes of Action shall be vested in Reorganized Biovest, except to the extent a Creditor or other third party has been specifically released from any Cause of Action by the terms of the Modified Plan or by a Final Order of the Court. Neither a vote to accept the Joint Plan by any Creditor nor the entry of this

Confirmation Order will act as a release, waiver, bar or estoppel of any Cause of Action against such Creditor. Confirmation of the Modified Plan and entry of this Confirmation Order is not intended to and shall not be deemed to have any res judicata or collateral estoppel or other preclusive effect that would preclude or prohibit prosecution of such Causes of Action following Confirmation of the Modified Plan.

16. The Causes of Action shall include, but not be limited to, those described in the Joint Disclosure Statement and in Article 8.12 of the Modified Plan.

17. The Committee and the Committee’s Professionals shall continue in existence until the later of (i) the 1 Month Anniversary Date or (ii) the Initial Distribution Date. Thereafter, the Committee shall be deemed dissolved and the members of the Committee and the Committee’s Professionals shall be deemed discharged from all rights, duties and liabilities arising from, or related to, the Bankruptcy Cases.

18. The Board of Directors of Biovest shall take such action as may be necessary to cause the certificate of incorporation of Biovest to be amended and restated (a) if applicable, to authorize a sufficient number of shares of Reorganized Biovest Common Stock necessary to meet (i) the requirements set forth in the Modified Plan as to the issuance of the Plan Shares, and (ii) the obligations of Reorganized Biovest under the Existing Biovest Stock Options and the Existing Biovest Stock Warrants, (b) to contain any provisions as may be required in order that such certificate of incorporation is consistent with the provisions of the Modified Plan, the Bankruptcy Code, this Confirmation Order, and the Laurus/Valens Settlement Documents, and (c) to provide, pursuant to Section 1123(a)(6) of the Bankruptcy Code, for a provision prohibiting the issuance of non-voting equity securities, but only to the extent required by Section 1123(a)(6). The bylaws of Biovest shall be amended and restated as necessary to satisfy the provisions of the Modified Plan and the Laurus/Valens Settlement Documents. The Reorganized Biovest Charter and the Reorganized Biovest Bylaws, as amended in accordance with the Modified Plan and this Confirmation Order are hereby approved. The Reorganized Biovest Charter and the Reorganized Biovest Bylaws shall be the charter and bylaws governing Reorganized Biovest on and after the Effective Date, subject to any right to amend the foregoing as permitted by applicable law as such right may be limited by the terms of the Reorganized Biovest Charter and the Reorganized Biovest Bylaws.

19. The entry of this Confirmation Order shall be deemed to provide or waive any required authorizations, consents, permits, approvals, or licenses from, and all filings with, and all reports to, any Governmental Unit, whether federal, state, or local, and all agencies thereof, which are required for the execution, delivery and performance of the documents or obligations provided for under the Modified Plan or in this Confirmation Order; provided, however, that nothing contained in this paragraph shall (i) abrogate any filing or reporting requirements of Biovest under applicable securities laws, including the Securities Act or the Exchange Act, or (ii) apply to the SEC.

20. On the Effective Date, Reorganized Biovest shall (i) make the Initial Distribution as provided in Article 9.1 of the Modified Plan, (ii) execute and deliver the Plan Notes, the Investor DIP Lenders Plan Warrants, and the Security Documents in accordance with the provisions of the Modified Plan, and (iii) issue and distribute the Plan Shares in accordance with the provisions of the Modified Plan.

21. On the Effective Date, each Holder of a Class 12 Equity Interest shall be deemed to receive one (1) share of Reorganized Biovest Common Stock for each share of Existing Biovest Common Stock held by such Holder as of the Effective Date (the “Class 12 Plan

Shares”), subject to dilution of such Holder’s percentage ownership interest in Reorganized Biovest as a result of the issuance of the other Plan Shares under the Modified Plan (including the Laurus/Valens Plan Shares and the Investor DIP Lenders Plan Shares). To the extent requested by the Holder of an Allowed Class 12 Equity Interest, such Holder shall receive, upon surrender to the Transfer Agent of a stock certificate evidencing shares of Existing Biovest Common Stock, a new certificate representing the Class 12 Plan Shares.

22. The provisions of Section 1145 of the Bankruptcy Code are applicable to the issuance and distribution of the Plan Notes, the Investor DIP Lenders Plan Warrants, and the Plan Shares in exchange for the recipient’s Claims against or Equity Interests in the Debtors.

23. The Investor DIP Lenders Plan Notes, the Investor DIP Lenders Plan Warrants, and the Investor DIP Lenders Plan Shares shall be exempt from the requirements of Section 5 of the Securities Act and state and local securities laws and requirements by virtue of Section 1145 of the Bankruptcy Code and shall not have any restrictions on transfer or any legend restricting the sale or resale thereof under federal securities laws. The Investor DIP Lenders Plan Shares may be transferred or resold by the holders thereof without registration or restriction; provided that the transfer or resale of the Investor DIP Lenders Plan Shares by any recipient thereof would not be exempted under Section 1145 of the Bankruptcy Code if such recipient is deemed to be an underwriter.

24. The Plan Notes and all Plan Shares issuable by Reorganized Biovest under the Modified Plan shall be exempt from the requirements of Section 5 of the Securities Act and state and local securities laws and requirements by virtue of Section 1145 of the Bankruptcy Code and shall not have any restrictions on transfer or any legend restricting the sale or resale thereof under federal securities law. The Plan Notes and the Plan Shares may be transferred or resold by the holders thereof without registration or restriction; provided that the transfer or resale of the Plan Notes or the Plan Shares by any recipient thereof would not be exempted under Section 1145 of the Bankruptcy Code if such recipient is deemed to be an underwriter.

25. Pursuant to Section 1146(a) of the Bankruptcy Code, the issuance, distribution, transfer or exchange of any Security (including the Reorganized Biovest Common Stock), or the making, delivery or recording of any instrument of transfer, pursuant to, in implementation of or as contemplated by the Modified Plan or any Plan Document or the Laurus/Valens Settlement Documents, or the vesting, re-vesting, transfer or sale of any Property of, by or in the Debtors or their Estates or Reorganized Biovest pursuant to, in implementation of or as contemplated by the Modified Plan or any Plan Document or the Laurus/Valens Settlement Documents, or any transaction arising out of, contemplated by or in any way related to the foregoing, shall not be subject to any document recording tax, stamp tax, conveyance fee, intangible or similar tax, mortgage tax, stamp act, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, or other similar tax or governmental assessment, and the appropriate state or local governmental officials or agents shall be, and hereby are, directed to forego the collection of any such tax or governmental assessment and to accept for filing and recording any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

26. From and after the Effective Date, Reorganized Biovest shall have the exclusive authority to, and shall, file, settle, compromise, withdraw, or litigate to judgment all objections to Claims. Except as to any late-filed Claims and Claims resulting from the rejection of executory contracts or unexpired leases, if any, all objections to Claims shall be filed with the Court by no later than ninety (90) days following the Effective Date (unless such period is extended by the

Court upon motion of the Debtors or Reorganized Biovest). Objections to late-filed Claims and Claims resulting from the rejection of executory contracts or unexpired leases shall be filed on the later of (a) ninety (90) days following the Effective Date or (b) the date sixty (60) days after Reorganized Biovest receives actual notice of the filing of such Claim.

27. Except as otherwise provided in the Modified Plan or in this Confirmation Order, the Debtors and the Reorganized Debtors shall be discharged on the Effective Date from any and all Claims, Cure Claims, Debts, Equity Interests, Liens, encumbrances, contract rights, rights of setoff, or Liabilities of any nature (whether contingent, fixed, liquidated, unliquidated, matured, unmatured or disputed) that arose from any acts or conduct of the Debtors occurring prior to the Confirmation Date.

28. Except as otherwise expressly provided in the Modified Plan or in this Confirmation Order, as of the Effective Date, the provisions relating to discharge, exculpation from liability, injunctions, and stays set forth in Article 12 of the Modified Plan shall apply and be fully binding and are hereby incorporated by reference in this Confirmation Order. The Debtors have satisfied the disclosure requirements set forth in Bankruptcy Rule 3020(c)(1) as to such provisions. The agreement of the Debtors, at the Confirmation Hearing, to the voluntary modification of the Joint Plan (as modified by the First Modification) to delete the release provisions contained in Article 12.3 shall not be construed to reduce or abridge any defenses of Professionals or other parties, including, without limitation, defenses of res judicata, collateral estoppel, judicial estoppel, immunity, or the application of the Barton doctrine.

29. All rights of Holders of Claims or Equity Interests of all Classes under the Modified Plan, including, without limitation, the right to receive Distributions on account of such Claims or Equity Interests, hereafter shall be limited solely to the right to receive such Distributions exclusively according to the Modified Plan, the provisions of which shall be binding on such Holders to the fullest extent provided by Section 1141(a) of the Bankruptcy Code. After the date hereof, the Holders of such Claims or Equity Interests shall have no further rights against the Debtors or the Reorganized Debtors or the Biovest Estate except as expressly provided in the Modified Plan or in this Confirmation Order.

30. The Modified Plan and its provisions shall be binding upon the Debtors, the Debtors’ Estates, all Creditors, and all Holders of Class 12 Equity Interests (whether or not the Claim or Equity Interest of any such Creditors or Holders is Impaired under the Modified Plan and whether or not such Creditors or Holders have accepted the Modified Plan), the Investor DIP Lenders, all parties to any Assumed Contracts or Rejected Contracts, all other parties in interest, and the respective successors and assigns of each of the foregoing.

31. Any executory contract or unexpired lease that exists between the Debtors and another Person or Entity and that is listed on Exhibit C attached to the Modified Plan shall be deemed rejected by the Debtors as of the Confirmation Date, unless there is pending before the Court on the Confirmation Date a motion to assume such executory contract or unexpired lease. This Confirmation Order shall constitute an order of the Court approving the rejection of each such executory contract and unexpired lease, pursuant to Sections 365 and 1123(b)(2) of the Bankruptcy Code.

32. Unless otherwise ordered by the Court, any Claim for damages arising by reason of the rejection of any executory contract or unexpired lease must be filed with the Court on or before the Bar Date for rejection damage Claims in respect of such rejected executory contract or unexpired lease or such Claim shall be forever barred and unenforceable against the Debtors or Reorganized Biovest. With respect to any executory contract or unexpired lease rejected pursuant to the Modified Plan, the Bar Date for filing rejection damage and other Claims with the Court shall be thirty (30) days after the Confirmation Date. The Modified Plan and any other order of the Court providing for the rejection of an executory contract or unexpired lease shall constitute adequate and sufficient notice to Persons or Entities which may assert a Claim for damages from the rejection of an executory contract or unexpired lease of the Bar Date for filing a Claim in connection therewith.

33. All settlements, agreements and compromises provided for under the Modified Plan, and all transactions, documents, instruments, and agreements referred to therein, contemplated thereunder or executed and delivered therewith, and any amendments or modifications thereto in substantial conformity therewith, are hereby approved, and the Debtors and the other parties thereto are authorized and directed to enter into them and to perform thereunder according to their respective terms.

34. Nothing in the Modified Plan or in this Confirmation Order shall excuse any party from complying with the federal securities laws in connection with the offer, issuance, sale, resale or distribution of any securities issued pursuant to the Modified Plan; provided, however, that nothing contained in this Confirmation Order is intended to, nor shall this Confirmation Order, supersede or alter, or be deemed to supersede or alter, any applicable provisions of the Bankruptcy Code relating to or governing securities issued pursuant to the Modified Plan.

35. The Modified Plan is confirmed in its entirety. The inclusion of language in this Confirmation Order referring to specific provisions of the Modified Plan or authorizing specific action by the Debtors or the Reorganized Debtors shall not be construed to imply non-approval of other provisions of the Modified Plan or non-authorization of other actions. The failure to reference or discuss any particular provision of the Modified Plan in this Confirmation Order shall have no effect on the validity, binding effect and enforceability of such provision and such provision shall have the same validity, binding effect and enforceability as every other provision of the Modified Plan.

36. All of the modifications to the Joint Plan as set forth in the First Modification and as described above in this Confirmation Order are approved in all respects.

37. Except with respect to any modifications to the Joint Plan (as modified by the First Modification) expressly set forth in this Confirmation Order, to the extent of any inconsistency between the terms of the Modified Plan and this Confirmation Order, the terms of the Modified Plan shall govern.

38. All fees and charges assessed against the Estates under Chapter 123 of title 28, United States Code, 28 U.S.C. §§ 1911-1930, for any calendar quarter ending prior to the Effective Date shall be paid to the United States Trustee by Reorganized Biovest by no later than thirty (30) days following the Effective Date. Following the Effective Date, any fees required to be paid to the United States Trustee, pursuant to 28 U.S.C. §1930(a)(6), with respect to the Biovest Bankruptcy Cases shall be paid by Reorganized Biovest, until the earlier of (i) the closing of the Biovest Bankruptcy Cases by the issuance of a Final Decree by the Bankruptcy Court, or (ii) the entry of an order by the Bankruptcy Court dismissing the Biovest Bankruptcy Cases or converting the Biovest Bankruptcy Cases to another chapter under the Bankruptcy Code. Any such payment to the United States Trustee shall be in the appropriate sum required pursuant to 28 U.S.C. §1930(a)(6) based upon the applicable disbursements for the relevant period and shall be made within the time period set forth in 28 U.S.C. §1930(a)(6).

39. Notwithstanding the entry of this Confirmation Order and the occurrence of the Effective Date, until the Biovest Bankruptcy Cases are closed, this Court shall retain the fullest and most extensive jurisdiction of the Biovest Bankruptcy Cases that is permitted under applicable law, including that necessary to ensure that the purposes and intent of the Modified Plan are carried out. Without limiting the generality of the foregoing, after Confirmation of the Modified Plan and until the Biovest Bankruptcy Cases are closed, this Court shall retain jurisdiction of the Biovest Bankruptcy Cases for each of the specific purposes set forth in Articles 13.1 and 13.2 of the Modified Plan. This Court shall also retain exclusive jurisdiction over any claims made or proceedings commenced against any Professionals representing the Debtors or the Committee in connection with the Bankruptcy Cases. To the extent that this Court does not have jurisdiction, then the United States District Court for the Middle District of Florida shall have exclusive jurisdiction over any such claims or proceedings.

40. This Court shall also retain jurisdiction to determine any and all applications for allowance of compensation and reimbursement of expenses of Professionals under Section 330, 331 or 503(b) of the Bankruptcy Code arising out of the Bankruptcy Cases for the periods prior to and through and including the Confirmation Date. All such applications shall be filed with the Court by no later than five (5) days following the entry of this Confirmation Order and shall include all periods prior to and through and including the Confirmation Date.

41. The Court will conduct a post-Confirmation status conference on February 10th, 2011 at 3:00 p.m., in Courtroom 9B, Sam M. Gibbons United States Courthouse, 801 North Florida Avenue, Tampa, Florida.

42. A copy of this Confirmation Order shall be served on the parties set forth on the Master Service List. Notice of the entry of this Confirmation Order in the form attached hereto as Exhibit A (the “Confirmation Notice”) shall be sent to all Creditors of the Debtors as set forth on the Court’s master mailing matrices for the Debtors’ Chapter 11 cases. The Confirmation

Notice shall reflect that a copy of this Confirmation Order is available on the Internet at www.srbp.com. Counsel for the Debtors shall thereafter file a certificate of service with the Court regarding the foregoing service of this Confirmation Order and the Confirmation Notice.

DONE AND ORDERED at Tampa, Florida, on November 2, 2010.

/s/ K. Rodney May
K. RODNEY MAY
United States Bankruptcy Judge

cc:	Copies to be provided by CM/ECF service

UNITED STATES BANKRUPTCY COURT

MIDDLE DISTRICT OF FLORIDA

TAMPA DIVISION

In re:	Chapter 11

ACCENTIA BIOPHARMACEUTICALS, INC., et al.,	Case No. 8:08-bk-17795-KRM

(Jointly Administered)
Debtors.
/

NOTICE OF CONFIRMATION OF FIRST AMENDED JOINT PLAN

OF REORGANIZATION OF BIOVEST INTERNATIONAL, INC., BIOVAX, INC.,

AUTOVAXID, INC., BIOLENDER, LLC, AND BIOLENDER II, LLC UNDER

CHAPTER 11 OF TITLE 11, UNITED STATES CODE

DATED AS OF AUGUST 16, 2010, AS MODIFIED, PURSUANT TO 11 U.S.C. § 1129

NOTICE IS HEREBY GIVEN, pursuant to Federal Rule of Bankruptcy Procedure 2002(f)(7), that on November     , 2010, the United States Bankruptcy Court for the Middle District of Florida, Tampa Division, entered its Order Confirming First Amended Joint Plan of Reorganization of Biovest International, Inc., Biovax, Inc., AutovaxID, Inc., Biolender, LLC, and Biolender II, LLC under Chapter 11 of Title 11, United States Code dated as of August 16, 2010, as Modified, Pursuant To 11 U.S.C. § 1129 (the “Confirmation Order”). A copy of the Confirmation Order is available on request to undersigned counsel for the Debtors or can be reviewed at http://www.srbp.com.

Dated: November     , 2010

/s/ Charles A. Postler
Charles A. Postler (Florida Bar No. 455318)
STICHTER, RIEDEL, BLAIN & PROSSER, P.A.
110 East Madison Street, Suite 200
Tampa, Florida 33602
PH (813) 229-0144
FAX (813) 229-1811
Attorneys for the Debtors

EXHIBIT A